UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2009 (April 14, 2009)
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-12716 (Commission File Number)	04-2573920 (IRS Employer Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts (Address of Principal Executive Offices)	02458 (Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The response to this item is contained in Item 2.01. Completion of Acquisition or Disposition of Assets below and is incorporated by reference herein in its entirety.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On April 14, 2009, Clinical Data, Inc. (the “Company”) completed the previously announced sale (the “Transaction”) of its Cogenics’ segment to Beckman Coulter, Inc. (“Beckman”). The consideration received from Beckman at the closing consisted of approximately $15.4 million in cash. Pursuant to the terms of the Stock Purchase Agreement dated April 1, 2009 (the “Stock Purchase Agreement”) entered into by and among the Company, Clinical Data, BV., Beckman, Beckman Coulter GmbH, and Beckman Coulter Holdings GmbH (each of the Beckman entities being referred to herein as the “Purchaser” and, collectively, as the “Purchasers”), the final purchase price is subject to post-closing adjustments based on the working capital and long-term liabilities of Company’s Cogenics’ segment on the closing date.
     Pursuant to the terms of the Stock Purchase Agreement, $2.5 million (the “Escrow Amount”) of the purchase price was placed in escrow and is subject to the terms of the Escrow Agreement dated April 14, 2009 (the “Escrow Agreement”) by and among the Company, Beckman and Wells Fargo, N.A., as the escrow agent. Under the terms of the Stock Purchase Agreement and the Escrow Agreement, the Company is required to indemnify the Purchasers and their affiliates for certain losses experienced by them that result from any breach or inaccuracy of any of the Company’s representations and warranties made in the Stock Purchase Agreement, the failure of the Company to perform any of its obligations under the Stock Purchase Agreement, and certain other matters. The Escrow Amount will remain in an escrow account for eighteen months following the closing to satisfy these indemnification obligations, if they arise.
     Contemporaneous with the closing of the Transaction, the Company and the subsidiaries acquired by the Purchasers in the Transaction entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which the parties agreed to provide specified services to each other for a limited period of time following the closing, which services include, among other things, tax reporting assistance, IT integration support and assistance with regulatory matters. Under the Transition Services Agreement, each party agreed to indemnify the other parties for their respective use of such services.
     In addition, PGxHealth, LLC, a subsidiary of the Company (“PGxHealth”), and Beckman have entered into a Patent License Agreement (the “License Agreement”). Pursuant to the License Agreement, PGxHealth will provide Beckman with an irrevocable, paid-up, royalty-free, worldwide, non-exclusive license to certain patents and patent applications to develop, make, sell, commercialize, import and export certain inventions associated with such patents and patent applications, which are used by the Cogenics’ segment.
     A copy of the Stock Purchase Agreement, Escrow Agreement, Transition Services Agreement and License Agreement will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending March 31, 2009.
Item 7.01 Regulation FD Disclosure.

     On April 14, 2009, the Company issued a press release announcing the closing of the Transaction referred to in Item 2.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(b) Pro Forma Financial Information.
     The pro forma financial information required by this item, if any, will respect to the Transaction, will be filed under an amendment to this Current Report on Form 8-K.
(d) Exhibits.

99.1	The press release issued by Clinical Data, Inc. on April 14, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: April 20, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	The press release issued by Clinical Data, Inc. on April 14, 2009